BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
January 19, 2017		News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Tamera Gjesdal Senior Vice President Investor Relations (336) 733-3058	MEDIA Brian Davis Senior Vice President Corporate Communications (336) 733-2542

BB&T reports record earnings for 2016
Quarterly earnings totaled $592 million, up 18% over 2015

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported earnings for the fourth quarter of 2016. Net income available to common shareholders was $592 million, up 17.9% from the fourth quarter of 2015. Earnings per diluted common share were $0.72 for the fourth quarter of 2016. Excluding pre-tax merger-related and restructuring charges of $13 million ($8 million after tax), net income available to common shareholders was $600 million, or $0.73 per diluted share.

Net income available to common shareholders was $599 million ($0.73 per diluted share) for the third quarter of 2016 and $502 million ($0.64 per diluted share) for the fourth quarter of 2015.

For the full year, net income available to common shareholders was a record $2.3 billion, up 16.7% from 2015. Earnings per diluted share totaled $2.77 compared to $2.56 for 2015.

"We are pleased to report strong earnings for the fourth quarter," said Chairman and Chief Executive Officer Kelly S. King. "While higher interest rates created $34 million in pre-tax charges, revenue growth was strong, expense control was solid and we are well-positioned for future interest rate increases.

"Taxable-equivalent revenues were $2.8 billion, up 8.3% compared to the fourth quarter of 2015," King said. "Noninterest expense increased only 4.4% over the same period, reflecting strong leverage from acquisitions and excellent control of operating costs. Full year revenues were a record $11.0 billion, up 12.3% from 2015, and net income available to common shareholders of $2.3 billion was also a record.

"During the quarter, we repurchased 7.5 million shares through both open-market purchases and an accelerated share repurchase program. These transactions were approved by our board as part of our commitment to ensuring an optimal return for our shareholders.

"Earlier this month, we terminated $2.9 billion of higher-cost FHLB advances, resulting in a loss on early extinguishment of $392 million. This strategic action will lower our future borrowing costs and provide a boost to future margins and earnings."

Fourth Quarter 2016 Performance Highlights

•	Taxable-equivalent revenues were $2.8 billion for the fourth quarter, down $46 million from the third quarter of 2016

◦	Net interest income on a taxable-equivalent basis was down $44 million

◦	Net interest margin was 3.32%, down seven basis points

◦	Noninterest income was essentially flat

◦	Fee income ratio was 42.6%, compared to 41.9% for the prior quarter

•	Noninterest expense was $1.7 billion, down $43 million compared to the third quarter of 2016

◦	Personnel expense was essentially flat

◦	Loan-related expense included a $31 million release of mortgage repurchase reserves

◦	Merger-related and restructuring charges decreased $30 million

◦	GAAP efficiency ratio was 61.1%, compared to 61.7% for the prior quarter. Adjusted efficiency ratio was 59.5%, compared to 58.7% for the prior quarter

•	Average loans and leases held for investment were $142.3 billion compared to $141.3 billion for the third quarter of 2016

◦	Average sales finance loans increased $1.3 billion, or 53.7% annualized, primarily due to portfolio purchases in the third and fourth quarters

◦	Average other lending subsidiaries loans increased $213 million, or 5.7% annualized

◦	Average residential mortgage loans decreased $313 million, or 4.1% annualized

•	Average deposits were $160.1 billion compared to $159.5 billion for the prior quarter

◦	Average noninterest-bearing deposits increased $862 million, or 6.8% annualized

◦	Average interest-checking deposits increased $880 million, or 12.6% annualized

◦	Average interest-bearing deposit costs were 0.22%, down one basis point compared to the prior quarter

◦	Deposit mix remained strong, with average noninterest-bearing deposits representing 32.1% of total deposits, compared to 31.7% in the prior quarter

•	Asset quality remained strong

◦	Nonperforming assets decreased $30 million, driven by reductions in commercial and industrial nonperforming loans

◦	Loans 90 days or more past due and still accruing were 0.44% of loans held for investment, compared to 0.42% in the prior quarter

◦	Loans 30-89 days past due and still accruing were 0.75% of loans held for investment, compared to 0.69% in the prior quarter

◦	The allowance for loan loss coverage ratio was 2.03 times nonperforming loans held for investment, versus 2.00 times in the prior quarter

◦	The allowance for loan and lease losses was 1.04% of loans held for investment, down two basis points from the prior quarter

•	Capital levels remained strong across the board

◦	Common equity tier 1 to risk-weighted assets was 10.2%, or 10.0% on a fully phased-in basis

◦	Tier 1 risk-based capital was 12.0%

◦	Total capital was 14.1%

◦	Leverage capital was 10.0%

EARNINGS HIGHLIGHTS
(dollars in millions, except per share data)				Change 4Q16 vs.
	4Q16	3Q16	4Q15	3Q16	4Q15
Net income available to common shareholders	$592	$599	$502	$(7)	$90
Diluted earnings per common share	0.72	0.73	0.64	(0.01)	0.08

Net interest income - taxable equivalent	$1,606	$1,650	$1,542	$(44)	$64
Noninterest income	1,162	1,164	1,015	(2)	147
Total taxable-equivalent revenue	$2,768	$2,814	$2,557	$(46)	$211
Less taxable-equivalent adjustment	41	40	38
Total revenue	$2,727	$2,774	$2,519

Return on average assets	1.16%	1.15%	1.03%	0.01%	0.13%
Return on average risk-weighted assets	1.45	1.45	1.29	—	0.16
Return on average common shareholders' equity	8.75	8.87	8.06	(0.12)	0.69
Return on average tangible common shareholders' equity (1)	14.91	15.20	13.37	(0.29)	1.54
Net interest margin - taxable equivalent	3.32	3.39	3.35	(0.07)	(0.03)
__________________

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Fourth Quarter 2016 compared to Third Quarter 2016

Earnings for the fourth quarter included $34 million of pre-tax charges for securities duration adjustments and hedge ineffectiveness, which were primarily due to higher interest rates. Also impacting the fourth quarter earnings was a $31 million release of mortgage repurchase reserves, which was primarily driven by lower anticipated loan repurchase requests.

Total taxable-equivalent revenues were $2.8 billion for the fourth quarter of 2016, a decrease of $46 million compared to the prior quarter, which reflects a decrease of $44 million in taxable-equivalent net interest income, while noninterest income was essentially flat.

The net interest margin was 3.32% for the fourth quarter, down seven basis points compared to the prior quarter. Average earning assets decreased $1.3 billion, which primarily reflects a $2.3 billion decrease in average securities partially offset by an $880 million increase in average total loans. Average interest-bearing liabilities decreased $1.9 billion, resulting from a $1.9 billion decrease in long-term debt due to maturities. Additionally, interest-bearing deposits declined $247 million and average short-term borrowings increased $245 million.

The annualized yield on the total loan portfolio for the fourth quarter was 4.24%, down six basis points compared to the prior quarter due to lower rates on new production and reduced purchase accounting amortization. The annualized taxable-equivalent yield on the average securities portfolio for the fourth quarter was 2.13%, down 19 basis points compared to the prior quarter, primarily due to duration adjustments on non-agency mortgage-backed securities.

The average annualized cost of interest-bearing deposits was 0.22%, down one basis point compared to the prior quarter. The average annualized rate paid on long-term debt was 2.16%, up 11 basis points compared to the prior quarter, due to lower benefits from hedging.

Excluding acquired from FDIC and purchased credit impaired ("PCI") loans, the provision for credit losses was $133 million and net charge-offs were $136 million for the fourth quarter, compared to $150 million and $130 million, respectively, for the prior quarter. The fourth quarter included $14 million of net charge-offs for the sale of certain energy-related loans.

Noninterest income of $1.2 billion was essentially flat compared to the prior quarter as lower mortgage banking income was offset by improved FDIC loss share income following the termination of the related agreements in the third quarter, higher other income primarily from partnerships and other investments and higher insurance income.

Noninterest expense was $1.7 billion for the fourth quarter, down $43 million compared to the prior quarter, which reflects lower merger-related and restructuring charges and lower loan-related expense, partially offset by higher other expense.

The provision for income taxes was $287 million for the fourth quarter, compared to $273 million for the prior quarter. The effective tax rate for the fourth quarter was 30.9%, compared to 29.8% for the prior quarter.

Fourth Quarter 2016 compared to Fourth Quarter 2015

Total taxable-equivalent revenues were $2.8 billion for the fourth quarter of 2016, an increase of $211 million compared to the earlier quarter. This reflects an increase of $64 million in taxable-equivalent net interest income and an increase of $147 million in noninterest income. These increases primarily reflect the acquisitions during the past year.

Net interest margin was 3.32%, down three basis points compared to the earlier quarter. Average earning assets increased $9.4 billion, while average interest-bearing liabilities increased $3.0 billion; both increases were primarily driven by acquisition activity. The annualized yield on the total loan portfolio for the fourth quarter was 4.24%, down seven basis points compared to the earlier quarter. The annualized taxable-equivalent yield on the average securities portfolio for the fourth quarter was 2.13%, down 17 basis points compared to the earlier period. This decrease was primarily due to securities duration adjustments during 2016.

The average annualized cost of interest-bearing deposits was 0.22%, down two basis points compared to the earlier quarter. The average annualized rate paid on long-term debt was 2.16%, up five basis points compared to the earlier quarter primarily due to lower benefits from hedging.

Excluding acquired from FDIC and PCI loans, the provision for credit losses was $133 million, compared to $128 million in the earlier quarter. Net charge-offs for the fourth quarter of 2016, excluding loans acquired from the FDIC and PCI, totaled $136 million, compared to $130 million for the earlier quarter.

Noninterest income was $1.2 billion, an increase of $147 million from the earlier quarter, driven by higher insurance income, improved FDIC loss share income (following the termination of the related agreements in the third quarter) and higher investment banking and brokerage fees and commissions.

Noninterest expense for the fourth quarter of 2016 was $1.7 billion, up $71 million compared to the earlier quarter. This increase reflects higher personnel expense and various other categories of expense following the current year acquisitions, partially offset by lower merger-related and restructuring charges as the earlier quarter included activity related to the Susquehanna acquisition. Loan-related expense declined primarily due to repurchase reserve adjustments.

The provision for income taxes was $287 million for the fourth quarter of 2016, compared to $251 million for the earlier quarter. This produced an effective tax rate for the fourth quarter of 2016 of 30.9%, compared to 31.7% for the earlier quarter.

NONINTEREST INCOME
(dollars in millions)				% Change 4Q16 vs.
	4Q16	3Q16	4Q15	3Q16	4Q15
				(annualized)
Insurance income	$419	$410	$380	8.7	10.3
Service charges on deposits	172	172	165	—	4.2
Mortgage banking income	107	154	104	(121.4)	2.9
Investment banking and brokerage fees and commissions	108	101	91	27.6	18.7
Trust and investment advisory revenues	69	68	64	5.9	7.8
Bankcard fees and merchant discounts	60	61	56	(6.5)	7.1
Checkcard fees	50	50	47	—	6.4
Operating lease income	34	34	33	—	3.0
Income from bank-owned life insurance	26	35	27	(102.3)	(3.7)
FDIC loss share income, net	—	(18)	(52)	NM	(100.0)
Securities gains (losses), net	1	—	—	NM	NM
Other income	116	97	100	77.9	16.0
Total noninterest income	$1,162	$1,164	$1,015	(0.7)	14.5
__________________
NM - not meaningful.

Fourth Quarter 2016 compared to Third Quarter 2016

Noninterest income was $1.2 billion for the fourth quarter, down $2 million compared to the prior quarter as lower mortgage banking income was offset by improved FDIC loss share income (following the termination of the related agreements in the third quarter), higher other income primarily from partnerships and other investments and higher insurance income due to seasonality.

Mortgage banking income decreased $47 million due to net mortgage servicing rights valuation adjustments and lower production volumes.

Other income increased $19 million, primarily due to higher income from partnerships and other investments, which is predominantly due to SBIC private equity investments.

Fourth Quarter 2016 compared to Fourth Quarter 2015

Noninterest income for the fourth quarter of 2016 was up $147 million compared to the earlier quarter. This increase was driven by higher insurance income, FDIC loss share income, investment banking and brokerage fees and commissions and other income.

Insurance income increased $39 million, primarily the result of the Swett & Crawford acquisition.

FDIC loss share income improved $52 million due to the termination of the loss sharing agreements during the third quarter.

Investment banking and brokerage fees and commissions increased $17 million due to strong activity in the current quarter.

Other income increased $16 million, primarily as a result of higher income from partnerships and other investments, which is predominantly due to SBIC private equity investments.

NONINTEREST EXPENSE
(dollars in millions)				% Change 4Q16 vs.
	4Q16	3Q16	4Q15	3Q16	4Q15
				(annualized)
Personnel expense	$1,004	$1,006	$893	(0.8)	12.4
Occupancy and equipment expense	198	203	192	(9.8)	3.1
Software expense	57	63	52	(37.9)	9.6
Loan-related expense	(6)	33	37	NM	(116.2)
Outside IT services	50	51	41	(7.8)	22.0
Professional services	27	27	29	—	(6.9)
Amortization of intangibles	38	38	32	—	18.8
Regulatory charges	42	41	28	9.7	50.0
Foreclosed property expense	9	9	11	—	(18.2)
Merger-related and restructuring charges, net	13	43	50	NM	(74.0)
Other expense	236	197	232	78.8	1.7
Total noninterest expense	$1,668	$1,711	$1,597	(10.0)	4.4
__________________
NM - not meaningful.

Fourth Quarter 2016 compared to Third Quarter 2016

Noninterest expense was $1.7 billion for the fourth quarter, down $43 million compared to the prior quarter. This change was driven by lower merger-related and restructuring charges and lower loan-related expense, partially offset by higher other expense.

Personnel expense was essentially flat, which includes a $12 million decline in equity-based compensation primarily due to a decrease for retirement eligible employees, partially offset by an $11 million increase in incentives expense primarily within the financial services segment based on performance relative to targets.

Merger-related and restructuring charges decreased $30 million compared to the prior quarter. The prior quarter included higher charges due to the systems conversion and integration of National Penn.

Loan-related expense decreased $39 million compared to the prior quarter largely due to a $31 million release of mortgage repurchase reserves, which was primarily driven by lower anticipated loan repurchase requests.

Other expense increased $39 million primarily due to a net benefit of $73 million in the prior quarter related to the settlement of certain legacy mortgage matters involving the origination of mortgage loans insured by the FHA. Partially offsetting this benefit was a $50 million charitable contribution that was also made in the third quarter.

Fourth Quarter 2016 compared to Fourth Quarter 2015

Noninterest expense for the fourth quarter of 2016 was up $71 million compared to the earlier quarter. This increase was driven by higher personnel expense, which was partially offset by declines in merger-related and restructuring charges and loan-related expense.

Personnel expense increased $111 million, driven by a $50 million increase in salaries, which reflects a 1,421 increase in full-time equivalent employees primarily resulting from acquisitions. Personnel expense also reflects a $35 million increase in incentives due to improved performance relative to target measures. Additionally, other personnel expenses were higher $26 million, primarily due to higher payroll taxes, insurance expense and pension expense.

Loan-related expense decreased $43 million compared to the prior quarter primarily due to the previously described release of $31 million related to mortgage repurchase reserves and $12 million due to a decrease in pre-foreclosure expenses.

Regulatory charges increased $14 million, primarily due to the FDIC's special assessment for larger institutions that became effective during the third quarter of 2016, as well as growth through acquisitions.

Merger-related and restructuring charges decreased $37 million, primarily the result of costs incurred for the Susquehanna acquisition in the earlier quarter.

LOANS AND LEASES - average balances
(dollars in millions)
	4Q16	3Q16	Change	% Change
				(annualized)
Commercial and industrial	$51,306	$51,508	$(202)	(1.6)
CRE-income producing properties	14,566	14,667	(101)	(2.7)
CRE-construction and development	3,874	3,802	72	7.5
Dealer floor plan	1,367	1,268	99	31.1
Direct retail lending	12,046	11,994	52	1.7
Sales finance	10,599	9,339	1,260	53.7
Revolving credit	2,608	2,537	71	11.1
Residential mortgage	30,044	30,357	(313)	(4.1)
Other lending subsidiaries	14,955	14,742	213	5.7
Acquired from FDIC and PCI	974	1,052	(78)	(29.5)
Total loans and leases held for investment	$142,339	$141,266	$1,073	3.0

Average loans held for investment for the fourth quarter of 2016 were $142.3 billion, up $1.1 billion compared to the third quarter of 2016. The increase was driven by sales finance loans. There was also modest growth in other lending subsidiaries loans, which was offset by a continued decline in residential mortgage loans.

Average sales finance loans increased $1.3 billion, primarily due to a $1.0 billion portfolio acquisition late in the third quarter of 2016 and a $1.9 billion portfolio acquisition in the fourth quarter. These increases were partially offset by the continued effects of dealer pricing structure changes implemented during 2015 and also reflect the continued runoff of the auto lease portfolio obtained in connection with the Susquehanna acquisition.

DEPOSITS - average balances
(dollars in millions)
	4Q16	3Q16	Change	% Change
				(annualized)
Noninterest-bearing deposits	$51,421	$50,559	$862	6.8
Interest checking	28,634	27,754	880	12.6
Money market and savings	63,884	64,335	(451)	(2.8)
Time deposits	15,693	15,818	(125)	(3.1)
Foreign office deposits - interest-bearing	486	1,037	(551)	NM
Total deposits	$160,118	$159,503	$615	1.5
__________________
NM - not meaningful.

Average deposits for the fourth quarter were $160.1 billion, up $615 million compared to the prior quarter.

Average noninterest-bearing deposits increased $862 million, primarily due to increases in commercial balances with smaller increases in public funds and personal balances.

Interest checking increased $880 million, primarily due to increases in personal and commercial balances.

Money market and savings decreased $451 million primarily due to commercial balances partially offset by increased personal balances.

Average time deposits decreased $125 million as decreases in IRAs and personal balances were partially offset by higher commercial balances.

Average foreign office deposits decreased $551 million due to lower overall funding needs.

Noninterest-bearing deposits represented 32.1% of total average deposits for the fourth quarter, compared to 31.7% for the prior quarter and 30.9% a year ago. The cost of interest-bearing deposits was 0.22% for the fourth quarter, down one basis point compared to the prior quarter.

SEGMENT RESULTS
(dollars in millions)				Change 4Q16 vs.
Segment Net Income	4Q16	3Q16	4Q15	3Q16	4Q15
Community Banking	$334	$338	$262	$(4)	$72
Residential Mortgage Banking	64	117	49	(53)	15
Dealer Financial Services	41	40	41	1	—
Specialized Lending	55	64	63	(9)	(8)
Insurance Holdings	34	23	36	11	(2)
Financial Services	122	83	104	39	18
Other, Treasury and Corporate	(7)	(23)	(13)	16	6
Total net income	$643	$642	$542	$1	$101

Fourth Quarter 2016 compared to Third Quarter 2016

The financial information related to National Penn's operations was included in the Other, Treasury & Corporate segment until the systems conversion, which occurred during July 2016. The majority of National Penn's operations are now included in Community Banking.

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and servicing client relationships.

Community Banking net income was $334 million for the fourth quarter of 2016, a decrease of $4 million compared to the prior quarter. Segment net interest income was up $12 million, primarily due to loan and deposit growth and the inclusion of National Penn for the full quarter, partially offset by lower credit spreads on loans. The allocated provision for credit losses was $26 million for the fourth quarter of 2016, compared to a benefit of $3 million in the prior quarter. This change was primarily the result of loan growth and a decline in the rate of improvement in credit trends in the commercial loan portfolio compared to the third quarter.

Residential Mortgage Banking

Residential Mortgage Banking originates and purchases mortgage loans to either hold for investment or sell to third-parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $64 million for the fourth quarter of 2016, a decrease of $53 million compared to the prior quarter. Noninterest income decreased $41 million, driven by lower net mortgage servicing rights valuation adjustments and lower saleable loan volume and margins. Noninterest expense increased $28 million, driven by the previously discussed settlement of certain FHA-insured loan matters in the prior quarter, partially offset by a reduction in mortgage repurchase reserves in the current quarter.

Dealer Financial Services

Dealer Financial Services originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T's market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles. In conjunction with Community Banking, Dealer Financial Services provides financing and servicing to dealers for their inventories in Community Banking's footprint.

Dealer Financial Services net income was $41 million for the fourth quarter of 2016, essentially flat compared to the prior quarter. Results were driven by a $13 million increase in segment net interest income, partially attributable to the purchase of prime auto loans in the Dealer Finance portfolio during the current quarter. This increase was largely offset by an increase in the allocated provision for credit losses primarily due to seasonally higher net charge-offs in the Regional Acceptance loan portfolio.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance solutions to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance and small ticket dealer-based financing of equipment for consumers and small businesses.

Specialized Lending net income was $55 million for the fourth quarter of 2016, a decrease of $9 million compared to the prior quarter. The allocated provision for credit losses decreased $11 million, primarily due to the sale of a loan portfolio in the current quarter and lower net charge-offs in the commercial finance portfolio. Noninterest expense increased $17 million, primarily attributable to asset write-downs in the operating lease portfolio as well as restructuring charges. Specialized Lending average loans increased $247 million, or 5.4% annualized, primarily due to higher equipment finance, governmental finance and commercial mortgage loans.

Insurance Holdings

BB&T's insurance agency / brokerage network is the fifth largest in the United States and sixth largest in the world. Insurance Holdings provides property and casualty, life and health insurance to businesses and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance.

Insurance Holdings net income was $34 million in the fourth quarter of 2016, an increase of $11 million compared to the prior quarter. Noninterest income increased $16 million, which primarily reflects seasonality in the commercial property and casualty insurance business and higher life insurance commissions.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds through BB&T Investment Services, Inc. The segment includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships and client derivatives. The segment also includes the company's SBIC private equity investments.

Financial Services net income was $122 million in the fourth quarter of 2016, an increase of $39 million compared to the prior quarter. Noninterest income increased $29 million, primarily due to higher investment banking and client derivative income and higher income from SBIC private equity investments. The allocated provision for credit losses decreased $34 million, primarily attributable to the sale of certain energy loans during the current quarter.

Corporate Banking's average loan balances decreased $152 million, or an annualized 4.2%, compared to the prior quarter, while BB&T Wealth's average loan balances increased $35 million, or 8.0% annualized. The reduction in Corporate Banking’s average loan balances was impacted by the sale of energy loans previously discussed and increased pay downs. Corporate Banking's average transaction account deposits decreased $101 million, or 17.2% on an annualized basis compared to the prior quarter. BB&T Wealth's average transaction account deposits grew $355 million, or 31.3% on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet. As previously discussed, Branch Bank entered into an agreement with the FDIC to terminate the loss share agreements during the prior quarter.

Other, Treasury & Corporate generated a net loss of $7 million for the fourth quarter of 2016, compared to a net loss of $23 million in the prior quarter. Segment net interest income decreased $58 million, partially attributable to a reduction in the securities portfolio. The allocated provision for credit losses decreased $19 million, primarily due to an increase in the reserve for unfunded lending commitments in the prior quarter driven by changes related to the mix of lines of credit, letters of credit and bankers' acceptances. Noninterest expense decreased $81 million as a result of lower charitable contributions expense, occupancy and equipment expense, software expense and merger-related and restructuring charges.

Fourth Quarter 2016 compared to Fourth Quarter 2015

Community Banking

Community Banking net income was $334 million for the fourth quarter of 2016, an increase of $72 million compared to the earlier quarter. Segment net interest income increased $131 million driven by acquisition activity, deposit growth and higher funding spreads on deposits, while noninterest income increased $16 million, primarily attributable to earlier acquisition activity. Intersegment net referral fees were up $12 million, primarily attributable to higher client referrals. The allocated provision for credit losses decreased $13 million, driven by lower commercial net charge-offs. Noninterest expense increased $36 million, driven by higher personnel and occupancy and equipment expense primarily attributable to the acquisitions. Allocated corporate expense increased $28 million compared to the earlier quarter driven by the acquisitions.

Residential Mortgage Banking

Residential Mortgage Banking net income was $64 million for the fourth quarter of 2016, an increase of $15 million compared to the earlier quarter. Segment net interest income and noninterest income decreased slightly during the current quarter. The allocated provision for credit losses increased, primarily due to an increase in performing TDRs driven by the strategy of repurchasing loans from GNMA pools that commenced during the second quarter. Noninterest expense decreased $40 million driven by the previously discussed reduction in mortgage repurchase reserves in the current quarter.

Dealer Financial Services

Dealer Financial Services net income was $41 million for the fourth quarter of 2016, flat compared to the earlier quarter. Results were driven by an $11 million increase in segment net interest income, partially attributable to a purchase of prime auto loans in the Dealer Finance portfolio during the current quarter, which was largely offset by an increase in the allocated provision for credit losses primarily due to higher net charge-offs in the Regional Acceptance loan portfolio due to increased loss severity.

Specialized Lending

Specialized Lending net income was $55 million for the fourth quarter of 2016, a decrease of $8 million compared to the earlier quarter. Segment net interest income was up due to growth in small ticket dealer-based finance, mortgage warehouse lending and commercial mortgage, partially offset by lower interest rates on new loans. Noninterest income increased slightly as a result of higher commercial mortgage banking income. Noninterest expense was up $19 million, primarily due to asset write-downs in the operating lease portfolio as well as restructuring charges.

Insurance Holdings

Insurance Holdings net income was $34 million for the fourth quarter of 2016, a decrease of $2 million compared to the earlier quarter. Noninterest income increased $40 million, which primarily reflects the addition of Swett and Crawford and higher employee benefit commissions. Noninterest expense increased $36 million, primarily due to the Swett & Crawford acquisition, which led to higher personnel expense and higher occupancy and equipment expense.

Financial Services

Financial Services net income was $122 million for the fourth quarter of 2016, an increase of $18 million compared to the earlier quarter. Segment net interest income increased $16 million, primarily driven by deposit growth and higher funding spreads on deposits for BB&T Wealth. Noninterest income increased $45 million, primarily due to higher investment banking and client derivative income and higher income from SBIC private equity investments. Noninterest expense increased $23 million, primarily due to higher personnel and professional services expense.

Other, Treasury & Corporate

Other, Treasury & Corporate generated a net loss of $7 million in the fourth quarter of 2016, compared to a net loss of $13 million in the earlier quarter. Segment net interest income decreased $102 million, primarily due to higher funding credits on deposits allocated to other segments and the inclusion of Susquehanna results for a portion of the earlier quarter. Noninterest income increased $44 million, driven by a $52 million improvement in FDIC loss share income as a result of terminating the loss share agreements in the third quarter of 2016. The segment allocated $48 million more of expense to other operating segments compared to the earlier quarter.

CAPITAL RATIOS (1)
	4Q16	3Q16	2Q16	1Q16	4Q15
Risk-based:
Common equity Tier 1	10.2%	10.1%	10.0%	10.4%	10.3%
Tier 1	12.0	11.8	11.7	12.2	11.8
Total	14.1	14.0	13.9	14.6	14.3
Leverage	10.0	9.8	9.6	10.1	9.8
__________________

(1)	Current quarter regulatory capital ratios are preliminary.

Capital levels remained strong at December 31, 2016. BB&T declared common dividends of $0.30 per share during the fourth quarter of 2016, which resulted in a dividend payout ratio of 41.0%. Capital ratios increased during the fourth quarter primarily due to earnings in excess of dividends. In addition, capital increased $197 million due to net proceeds for equity award transactions. BB&T completed $160 million (4.1 million shares) of open market share repurchases during the fourth quarter. The previously announced $200 million accelerated share repurchase ("ASR") program began in December and resulted in the retirement of 3.4 million shares. The program concluded in January 2017 with approximately 910,000 additional shares being retired. The conclusion of the ASR program in January does not impact capital as the full cost was charged to equity in the fourth quarter. The total payout ratio for the fourth quarter of 2016 was 101.9%.

BB&T's estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 10.0% at December 31, 2016 and 9.9% at September 30, 2016.

BB&T's liquidity coverage ratio was approximately 121% at December 31, 2016, compared to the regulatory minimum of 90%. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 12.6% at December 31, 2016.

ASSET QUALITY (1)
(dollars in millions)
	4Q16	3Q16	2Q16	1Q16	4Q15
Total nonperforming assets	$813	$843	$886	$903	$712
Total performing TDRs	1,170	1,072	1,003	981	982
Total loans 90 days past due and still accruing	636	592	610	609	677
Total loans 30-89 days past due	1,077	980	914	825	1,031

Nonperforming loans and leases as a percentage of loans and leases held for investment	0.51%	0.53%	0.56%	0.58%	0.42%
Nonperforming assets as a percentage of total assets	0.37	0.38	0.40	0.42	0.34
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.04	1.06	1.06	1.10	1.07
Net charge-offs as a percentage of average loans and leases, annualized	0.42	0.37	0.28	0.46	0.38
Ratio of allowance for loan and lease losses to net charge-offs, annualized	2.47x	2.91x	3.88x	2.40x	2.83x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	2.03x	2.00x	1.90x	1.89x	2.53x
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(1)
Includes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets totaled $813 million at December 31, 2016, down $30 million compared to September 30, 2016. The decrease was driven by a $50 million decline in nonperforming commercial and industrial loans, primarily due to the sale of several energy-related credits during the fourth quarter. This decrease was offset by smaller increases in consumer related portfolios, which were largely due to seasonal factors. At December 31, 2016, nonperforming loans and leases represented 0.51% of loans and leases held for investment, compared to 0.53% at September 30, 2016.

Performing TDRs were up $98 million during the fourth quarter, driven by a $72 million increase in residential mortgage loans. This increase was primarily the result of the permanent restructuring of certain mortgage loan modifications that successfully completed their trial periods.

Loans 30-89 days past due and still accruing totaled $1.1 billion at December 31, 2016, up $97 million compared to the prior quarter. This increase was primarily driven by seasonality in retail portfolios.

Loans 90 days or more past due and still accruing totaled $636 million at December 31, 2016, up $44 million compared to the prior quarter, primarily due to an increase in residential mortgage loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.44% at December 31, 2016, compared to 0.42% for the prior quarter. Excluding government guaranteed and acquired from FDIC and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.07% at December 31, 2016, an increase of one basis point compared to the prior quarter.

Net charge-offs during the fourth quarter totaled $151 million, up $21 million compared to the prior quarter, primarily due to higher charge-offs on acquired from FDIC and PCI loans, loan sales and seasonal increases in the retail lending portfolio, partially offset by lower commercial net charge-offs. As a percentage of average loans and leases, annualized net charge-offs were 0.42%, compared to 0.37% in the prior quarter.

The allowance for loan and lease losses, excluding the allowance for loans acquired from the FDIC and PCI loans, was $1.4 billion, essentially flat compared to the prior quarter. As of December 31, 2016, the total allowance for loan and lease losses was 1.04% of loans and leases held for investment, two basis points lower compared to September 30, 2016.

The allowance for loan and lease losses was 2.03 times nonperforming loans and leases held for investment, compared to 2.00 times at September 30, 2016. At December 31, 2016, the allowance for loan and lease losses was 2.47 times annualized net charge-offs, compared to 2.91 times at September 30, 2016. The decrease in the charge-off coverage ratio was primarily due to the higher charge-offs in the acquired from FDIC and PCI portfolio.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T's live fourth quarter 2016 earnings conference call at 8 a.m. (ET) today, please call 1-888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations.

BB&T's fourth quarter 2016 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at BBT.com.

About BB&T

As of December 31, 2016, BB&T is one of the largest financial services holding companies in the U.S. with $219.3 billion in assets and market capitalization of $38.1 billion. Based in Winston-Salem, N.C., the company operates 2,196 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. BB&T also has been named one of the World's Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.

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Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant gains and charges in the current period. The company believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. The return on average risk-weighted assets is a non-GAAP measure. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

•
The ratio of loans greater than 90 days and still accruing interest as a percentage of loans held for investment has been adjusted to remove the impact of loans that were covered by FDIC loss sharing agreements and purchased credit impaired ("PCI") loans as well as government guaranteed loans. Management believes their inclusion may result in distortion of these ratios such that they might not be comparable to other periods presented or to other portfolios not impacted by purchase accounting or reflective of asset collectibility.

•
The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

•
Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition and PCI loans acquired from Susquehanna and National Penn. Core net interest margin is also adjusted to remove the purchase accounting marks and related amortization for non-PCI loans, deposits and long-term debt acquired from Susquehanna and National Penn. BB&T's management believes the adjustments to the calculation of net interest margin for certain assets and deposits acquired provide investors with useful information related to the performance of BB&T's earning assets.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's Fourth Quarter 2016 Quarterly Performance Summary, which is available at BBT.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could," and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•
general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

•
disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions or market disruptions in Europe, China or other global markets, including, but not limited to, the potential exit of the United Kingdom from the European Union;

•
changes in the interest rate environment, including interest rate changes made by the Federal Reserve or the possibility of a negative interest rate scenario, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;

•	a reduction may occur in BB&T's credit ratings;

•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;

•
cybersecurity risks, including "denial of service," "hacking" and "identity theft," could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

•
natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

•	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•
failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

•	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;

•
unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

•	risks resulting from the extensive use of models;

•	risk management measures may not be fully effective;

•	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations;

•
higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T; and

•
widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.